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                                   EXHIBIT 23


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Citizens, Inc.:


We consent to incorporation by reference in the registration statement on Form S-3 (No. 033-77698) of Citizens, Inc. of our report dated March 10, 2000, relating to the consolidated balance sheets of Citizens, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 1999, and all related schedules, which report appears in the December 31, 1999 annual report on Form 10-K of Citizens, Inc.



                                             KPMG LLP

Dallas, Texas
March 10, 2000



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